As filed with the Securities and Exchange Commission on October 30, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INVESTAR HOLDING CORPORATION

(Exact name of registrant as specified in its charter)

Louisiana	27-1560715
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7244 Perkins Road

Baton Rouge, LA 70808

(225) 227-2222

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

INVESTAR HOLDING CORPORATION

2014 LONG-TERM INCENTIVE COMPENSATION PLAN

(Full title of the plan)

John J. D’Angelo Investar Holding Corporation 7244 Perkins Road Baton Rouge, LA 70808 (225)-227-2222	Copy to: Jane E. Armstrong Phelps Dunbar LLP 365 Canal St., Suite 2000 New Orleans, Louisiana 70130 (504) 584-9244
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $1.00 per share	600,000 shares	$13.08	$7,848,000	$911.94

(1)	This Registration Statement also covers any additional shares of common stock which become issuable under the plans covered by this Registration Statement by reason of any stock dividend or stock split or as the result of other anti-dilution provisions in the plan, pursuant to Rule 416(a) of the Securities Act of 1933.
(2)	Calculated in accordance with Rules 457(c) and (h) under the Securities Act of 1933 for the purpose of calculating the registration fee, based upon the average high and low prices of shares of Investar Holding Corporation common shares as reported on the Nasdaq Global Market on October 24, 2014.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) registers an aggregate of 600,000 shares of the $1.00 par value per share common stock (the “Common Stock”) of Investar Holding Corporation (the “Company”), which have been authorized and reserved for issuance under the Investar Holding Corporation 2014 Long-Term Incentive Compensation Plan (the “Plan”).

The Plan was originally adopted by the Company’s Board of Directors on January 18, 2014 and provides grants and awards of Common Stock to employees and non-employee directors of the Company. The Plan assumed all outstanding grants and awards previously made by the Company and its wholly-owned subsidiary, Investar Bank. Such grants and awards have been and will continue to be administered in accordance with their existing terms under the Plan.

On May 16, 2014, the Company filed a registration statement on Form S-1 relating to the initial public offering and sale of the Company’s Common Stock (No. 333-196014). The registration of the Company’s Common Stock became effective as of June 30, 2014. Common Stock became listed on the NASDAQ Global Market as of July 1, 2014, and public trading of Common Stock began as of the closing of the initial public offering on July 3, 2014.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

* Item 1.	Plan Information.

* Item 2.	Registrant Information and Employee Plan Annual Information.

* The information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus for the Plan is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Company incorporates by reference into this Registration Statement the following documents it has filed with the Securities and Exchange Commission (the “Commission”):

•	The Company’s prospectus filed on July 1, 2014 pursuant to Rule 424(b)(4) under the Securities Act relating to the Company’s Registration Statement on Form S-1, as amended (No. 333-196014);

•	The Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, filed with the Commission on August 14, 2014;

•	The Company’s Current Reports on Form 8-K filed with the Commission on July 3, 2014, July 18, 2014, July 25, 2014, August 27, 2014, and September 24, 2014, excluding the items furnished as exhibits to such reports;

•	The description of the Company’s Common Stock set forth in the Company’s Form 8-A, filed with the Commission on June 26, 2014;

•	Exhibit 10.1 to the Company’s Registration Statement on Form S-1 filed with the Commission on May 16, 2014 (No. 333-196014).

In addition, all documents the Company subsequently files with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the Company’s filing of a post-effective amendment which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Louisiana Business Corporation Law

Section 83 of the Louisiana Business Corporation Law (“LBCL”) allows a corporation to indemnify an individual who is a party to a proceeding because he is a director or officer against liability incurred in the proceeding if:

•	He conducted himself in good faith;

•	He acted in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation; and

•	With respect to any criminal action or proceeding, he had no reasonable cause to believe that his conduct was unlawful.

The indemnity may include attorneys’ fees, judgments, fines, amounts paid in settlements, and other expenses actually and reasonably incurred by the indemnified party.

If the indemnification relates to actions advanced by or in the right of the corporation, if a director or officer has been successful on the merits or otherwise in any defense of such an action or claim, the corporation must indemnify him against expenses actually and reasonably incurred in connection with the matter.

The LBCL allows a corporation to advance defense costs and expenses if:

•	The advance is approved by the corporation’s board of directors; and

•	The indemnified party represents that he shall repay such amount if it is ultimately determined that he is not entitled to be indemnified.

A corporation may also procure and maintain liability insurance to cover applicable defense costs and expenses. Such indemnification is not exclusive of any other rights to which indemnified parties may be entitled under any relevant by-laws, agreements, shareholder authorizations or other similar arrangements.

Investar Holding Corporation Articles of Incorporation and By-Laws

The Restated Articles of Incorporation and Bylaws of the Company contain indemnification provisions that require the Company to indemnify any director or officer if such director or officer acted in accordance with the standards set forth in Section 83 of the LBCL. Indemnification is not allowed if the director or officer is adjudged liable for willful or intentional misconduct or in connection with any proceeding in which a director or officer is adjudged liable for receiving an improper personal benefit, regardless of whether the action occurred in the individual’s official capacity. Indemnification is limited to reasonable expenses (including reasonable attorneys’ fees) incurred. In any case, the Company must fully indemnify a director or officer who is wholly successful on the merits or otherwise in the defense of any proceeding to which he or she is a party by virtue of his or her position as an officer or director.

The Company must advance reasonable expenses (including attorneys’ fees) incurred by a director or officer in advance of a final disposition of a proceeding if:

•	The director or officer furnishes a written affirmation of his good faith belief that he has met the requisite standard of conduct;

•	The director or officer furnishes a written undertaking to repay the advance if it is ultimately determined that he or she did not meet the requisite standard of conduct; and

•	A determination is made that the facts then known to those making the determination would not preclude indemnification.

A director or officer may apply for indemnification to a court of competent jurisdiction. A court may order the Company to indemnify the party if it determines that:

•	The director or officer has been wholly successful on the merits or otherwise in the defense or the proceeding; or

•	The director or officer is fairly and reasonably entitled to indemnification in view of all relevant circumstances, regardless of whether he has met the requisite standard of conduct.

Unless so ordered by a court, the Company shall only indemnify an officer or director after a determination has been made that he has met the requisite standard of conduct to be eligible for indemnification. This determination is made:

•	By the Company’s board of directors by majority vote of a quorum consisting of directors not at the time parties to the proceeding;

•	If such quorum cannot be obtained, by majority vote of a committee duly designated by the board consisting solely of two or more directors not at the time parties to the proceeding;

•	By special legal counsel selected by the board or its committee;

•	By vote of the shareholders, excluding the voting of shares held by directors and officers who are at the time parties to the proceeding.

The Company may purchase and maintain insurance to provide the indemnification described above. Indemnification may be limited by applicable Federal securities and banking laws, including but not limited to 18 U.S.C. §1828(k).

Item 7.	Exemption from Registration Claimed.

Not Applicable

Item 8.	Exhibits.

Exhibit No.	Description of Exhibit

4.1	Restated Articles of Incorporation of Investar Holding Corporation*

4.2	By-Laws of Investar Holding Corporation**

5.1	Opinion of Phelps Dunbar LLP

23.1	Consent of Postlethwaite and Netterville, APAC

23.2	Consent of Phelps Dunbar LLP (included in the opinion filed as Exhibit 5.1 hereto)

24.1	Powers of Attorney (included on the signature page of this Registration Statement)

99.1	Investar Holding Corporation 2014 Long-Term Incentive Compensation Plan***

99.2	Amendment No. 1 to the Investar Holding Corporation 2014 Long-Term Incentive Compensation Plan

*	Previously filed as Exhibit 3.1 to the Company’s Registration Statement on Form S-1, filed with the Commission on May 16, 2014 (No. 333-196014).

**	Previously filed as Exhibit 3.2 to the Company’s Registration Statement on Form S-1, filed with the Commission on May 16, 2014 (No. 333-196014).
***	Previously filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-1, filed with the Commission on May 16, 2014 (No. 333-196014).

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baton Rouge, State of Louisiana, on this 15th day of October, 2014.

INVESTAR HOLDING CORPORATION

By:	/s/ John J. D’Angelo
John J. D’Angelo
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints John J. D’Angelo and Christopher L. Hufft as his or her true and lawful attorneys-in-fact and agent (each with full power to act independently of each other) for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same with all exhibits thereto, and all other documents in connection therewith and all instruments necessary, appropriate or advisable to enable Investar Holding Corporation to comply with the Securities Act of 1933, as amended, and other federal and state securities laws, in connection with the Investar Holding Corporation 2014 Long-Term Incentive Compensation Plan, and to file any such documents or instruments with the Commission, and to do and perform each and every act and thing requisite and necessary to be done, as fully and for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John J. D’Angelo John J. D’Angelo	President and Chief Executive Officer and Director (Principal Executive Officer)	October 15, 2014

/s/ Rachel P. Cherco Rachel P. Cherco	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	October 15, 2014

/s/ Christopher L. Hufft Christopher L. Hufft	Executive Vice President and Chief Accounting Officer (Principal Accounting Officer)	October 15, 2014

/s/ James M. Baker	Director	October 15, 2014
James M. Baker

/s/ Thomas C. Besselman, Sr.	Director	October 15, 2014
Thomas C. Besselman, Sr.

/s/ James H. Boyce, III	Director	October 15, 2014
James H. Boyce, III

/s/ Robert M. Boyce, Sr.	Director	October 15, 2014
Robert M. Boyce, Sr.

/s/ J. E. Brignac, Jr.	Director	October 15, 2014
J. E. Brignac, Jr.

/s/ Robert L. Freeman	Director	October 15, 2014
Robert L. Freeman

/s/ William H. Hidalgo, Sr.	Director	October 15, 2014
William H. Hidalgo, Sr.

/s/ Gordon H. Joffrion, III	Director	October 15, 2014
Gordon H. Joffrion, III

/s/ David J. Lukinovich	Director	October 15, 2014
David J. Lukinovich

/s/ Suzanne O. Middleton	Director	October 15, 2014
Suzanne O. Middleton

/s/ Andrew C. Nelson, M.D.	Director	October 15, 2014
Andrew C. Nelson, M.D.

/s/ Carl R. Schneider, Jr.	Director	October 15, 2014
Carl R. Schneider, Jr.

/s/ Frank L. Walker	Director	October 15, 2014
Frank L. Walker